Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports First Quarter Results and Stock Price

LAKELAND, Fla., May 1, 2017 - Publix’s sales for the first quarter of 2017 were $8.69 billion, a 0.4 percent decrease from last year’s $8.72 billion. Comparable-store sales for the first quarter of 2017 decreased 2.1 percent. Sales for the first quarter of 2017 were negatively impacted by the Easter holiday being in the second quarter in 2017 and in the first quarter in 2016. The company estimates the timing of Easter affected sales by approximately 1.2 percent.

Net earnings for the first quarter of 2017 were $555.3 million, compared to $581.9 million in 2016, a decrease of 4.6 percent. Earnings per share for the first quarter decreased to $0.73 for 2017, down from $0.75 per share in 2016.

These amounts are based on unaudited reports that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective May 1, 2017, Publix’s stock price decreased from $40.90 per share to $39.15 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“Our results were impacted by the timing of Easter, which was in the first quarter in 2016,” said Publix CEO & President Todd Jones. “Our associates continue to work hard every day to make shopping a pleasure at Publix.”

Publix is privately owned and operated by its 190,000 employees, with 2016 sales of $34 billion. Currently Publix has 1,144 stores in Florida, Georgia, Alabama, Tennessee, South Carolina and North Carolina. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 20 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###